December 28, 2011

Ms. Nadine C. Smith
1266 1st Street
Suite 4
Sarasota, FL  34231

Dear Ms. Smith:

In consideration of your continuing service as Interim Chief Financial Officer of La Cortez Energy, Inc. (the “Corporation”), the Corporation herby agrees to compensate you as set forth herein.

Effective December 1, 2011, the Corporation shall pay to Nadine Smith (“Executive”), in consideration for Executive’s continuing service as Interim Chief Financial Officer of the Corporation, cash compensation of $20,000 per month (prorated for any portion of a month; provided that if the Board of Directors determines to terminate Executive’s service to the Corporation as Interim Chief Financial Officer during any month, the Corporation will pay her the full US$20,000 for that month), payable in arrears, and subject to all required withholdings, until such time as the Corporation retains a permanent Chief Financial Officer or either the Board of Directors or Executive determines to terminate her service to the Corporation as Interim Chief Financial Officer.

Executive’s employment as Interim Chief Financial Officer of the Corporation remains “at will,” and may be terminated be either party at any time for any or no reason.

The Corporation acknowledges that in performing services for the Corporation as its Interim Chief Financial Officer, you will rely upon this letter agreement.

Please signify your agreement to the foregoing by signing and returning to us a copy of this letter.

Very truly yours,

LA CORTEZ ENERGY, INC.

By:	/s/ Andres Gutierrez
Name: Andres Gutierrez
Title: President

Agreed and accepted:

/s/ Nadine C. Smith
Name: Nadine C. Smith